EXHIBIT 99.1

Ennis Business Forms Inc. Announces Acquisition of Adams McClure

DESOTO, Texas-(BUSINESS WIRE)-Nov 4, 1999-Ennis Business Forms Inc. (NYSE:EBF) announced today that they have acquired the assets of Adams McClure, a point-of-purchase display enterprise headquartered in Denver, Colo. Terms of the transaction were not disclosed.

Adams McClure provides a full range of services from creative design and printing to fulfillment for point-of-purchase buyers. The company has a diverse clientele that specializes in promoting consumer products with temporary point-of-purchase advertising. Adams McClure has been in existence for five years and has grown sales to a current run rate approaching $30 million in 1999.

Keith S. Walters, Chairman, President and Chief Executive Officer, commented, "We are pleased that the current management of Adams McClure will continue to operate this rapidly growing business. In the future new product offerings will be made available to both Ennis and Adams McClure customers."

Ennis Business Forms Inc., is one of the largest private-label printed business products suppliers in the United States. Headquartered in DeSoto, Texas, the Company has at Nov. 1, 1999, 16 production facilities located in 11 states, strategically located to serve the Company's national network of distributors. Ennis offers an extensive product line from simple to complex forms, laser cut-sheets, tags, labels, presentation folders, commercial printing, advertising specialties and screen printed products that can be designed to customer needs. In addition, Ennis maintains highly proficient regional Customer Sales Centers to support distributors in their business efforts.

This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Ennis' expectations regarding run-rate revenues assume, among other things, completion of the pending acquisition, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Ennis' filings with the Securities and Exchange Commission.

     CONTACT:    Ennis Business Forms Inc., DeSoto
                 Keith S. Walters, 800/752-5386